Exhibit 10.10

AGREEMENT

THIS AGREEMENT is made by and between Avalanche Products Inc., 2234 Solitude Court, Rocklin, California 95765 (“Avalanche”) and Norse Dairy Systems, 1700 East 17th Ave., Columbus, Ohio 43219 (“Norse”).

BACKGROUND

A.     Avalanche has designed a dispenser and a prototype cartridge for dispensing viscous food products, including frozen or semi-frozen products in individual servings.

B.     Norse has the expertise, know-how, engineering, tooling, design and production capability to manufacture or have the Cartridge manufactured on a commercial basis.

IT IS AGREED as follows:

1.     DEFINITIONS.

Whenever used in this Agreement, unless the context clearly

requires otherwise, the following terms shall have the meaning set forth after each such term.

1.1  “Dairies” means any entity that produces the products that the Cartridges are filled with.

1.2  “Dispenser” means dispensing unit that the Cartridges are placed into to dispense the viscous food products.

1.3  “Cartridge” means any unit for holding and storing individual servings of viscous food products (including frozen or semi-frozen products).  The current standards and specifications for the Cartridge are set out in Exhibit A, attached hereto and made a part hereof, but Cartridge includes any subsequent modification or change thereto.

1.4  “Tooling” means the injection molds for the Cartridge identified in Exhibit B, attached hereto and made a part hereof, for use in the manufacture of the Cartridge.

1.5  “Contract Year” means the twelve-(12) month period commencing with the effective date of this agreement, and each successive twelve- (12) month period thereafter.

1.6  “Royalty Payment” means the payment to be sent to Avalanche by Norse pursuant to Section 6.

1.7  “Selling Price” means the price for each Cartridge delivered by Norse to Dairies pursuant to this Agreement.

2.     SALE AND PURCHASE

2.1  During the term of this Agreement, Norse shall manufacture, deliver and sell Cartridges to Dairies, pursuant to the terms and conditions of this Agreement.

2.2  All Cartridges delivered and sold hereunder shall meet the standards and specifications set out in Exhibit A.

2.3  Dairies will place its orders for Cartridges with Norse.  Orders shall be shipped by Norse directly to the location identified in the order within a reasonable time after the order is  received..

3.     TOOLING AND PROPERTY RIGHTS.

               (a)  The specifications and standards for the Cartridge established by Avalanche, as well as information regarding the modifications to the design of the Cartridge developed by Avalanche in connection with this Agreement are Avalanche’s confidential and proprietary information (“Avalanche Proprietary Information”), and shall at all times remain the sole and exclusive property of Avalanche.

               (b)  During the period Norse is manufacturing and selling Cartridges pursuant to the terms of this Agreement, Norse shall pay a Royalty Payment to Avalanche for each Cartridge delivered to and accepted by the Dairies, regardless of the specifications used in the manufacture of the Cartridge or the purpose for which the Cartridge is used.

               (c)  Unless this agreement is terminated as a result of a breach thereof by Avalanche, Norse shall for a period of five years from the date of termination or cancellation of this agreement, refrain from any manufacture or sale of Cartridges.  This section shall survive the expiration or termination of this Agreement.

               (d)  Any invention, improvement, modification, or discovery made solely by Norse personnel regarding the design, operation or performance of the Cartridge during the term of this Agreement shall be owned by Norse and shall be subject to the disclosure and use provisions contained in this Agreement.

Any invention, improvement, modification, or discovery made solely by Avalanche personnel regarding the design, operation or performance of the Cartridge during the term of this Agreement shall be owned by Avalanche and shall be subject to the disclosure and use provisions contained in this Agreement.

Any inventions, improvements, modifications, or discoveries made jointly by Norse and Avalanche regarding the design, operation or performance of the Cartridge, during the term of this Agreement shall be owned jointly by Norse and Avalanche and shall be subject to the disclosure and use provisions contained in this Agreement.

4.     PRODUCTION; SHIPMENT AND DELIVERY

4.1  Norse shall notify Avalanche as soon as it has the capability to manufacture Cartridges on a commercial basis.

4.2  Unless Norse and Avalanche mutually agree in writing upon a different procedure, Cartridges shall be shipped by Norse pursuant to written purchase orders submitted by Dairies which purchase orders shall specify the number of Cartridges ordered, dates by which the Cartridges ordered will be shipped, and the locations to which the Cartridges are to be shipped.

4.3  Unless otherwise agreed to in writing by both parties.   Norse shall be responsible for the safe and proper handling and delivery of Cartridges in a marketable and useable condition to Dairies.  Terms and conditions relating to the delivery of Cartridges shall be negotiated between Norse and the Dairies

4.4  Avalanche shall have the right to send one or more of its authorized employees and/or representatives to inspect, during Norse’s regular business hours and with reasonable notice, those portions of the facilities at which the Cartridges are produced, stored or handled annually, and shall have the right to inspect those portions of the facilities and test Cartridges at Norse’s manufacturing facility anytime a dispute arises regarding the quality and condition of the Cartridges.

5.     PRICE AND PAYMENT

5.1  Cartridges shall be sold to Dairies at the Selling Price as set forth on Exhibit C.

5.2  The Selling Price stated in 5.1 may be adjusted, either increased or decreased, by Norse to the extent that Norse’s cost for manufacturing and transporting the Cartridges is changed by an objectively verified change in the cost of labor, materials or overhead.  Norse shall provide all relevant information and documentation of any proposed change in the Selling Price during the term of this agreement.

5.3  In consideration of Norse’s investment in the design and development of the Cartridge, the development and fabrication of the Tooling, and the development and fabrication of the equipment to fill the Cartridge, as well as the expense incurred by Norse in the evaluation of the Cartridge and the development of modifications, which has been approved in writing by Avalanche it is agreed that Avalanche will pay Norse a Recapture Payment of [***] per Cartridge delivered and accepted by Dairies until such time as Norse has recovered it investment in design and fabrication of the Tooling and filling equipment itemized on Exhibit D.  If Norse has not recovered the amount set forth on Exhibit D within three (3) years of beginning production of cartridges, Avalanche shall pay Norse the amount still unpaid and owing.

6.     ROYALTY PAYMENT TO AVALANCHE

6.1  As compensation for the exclusive license to use the patent, when issued from application entitled “ICE CREAM DISPENSER,” U.S. serial number _____________________, files with the U.S. Patent and Trademark Office on October 1, 2004, which is now pending, the design and development of the prototype and the investment and expense incurred by Avalanche in placing Dispensers, Norse will pay Avalanche a Royalty Payment of [***] per a usable and accepted Cartridge delivered to Dairies.

6.2  Royalty Payments to Avalanche shall be made on a quarterly basis by Norse.  Payment will cover all Cartridges delivered to Dairies during the immediately preceding calendar quarter and will be due and payable thirty (30) days after the end of the calendar quarter.

________________________

[***]material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

6.3  Avalanche shall have the right, upon reasonable advance notice, to review and/or audit the purchase orders received by Norse from Dairies.

7.     TERM AND TERMINATION

7.1  The effective date of this Agreement shall be the date the last of the parties hereto signs the Agreement, and shall continue in effect for a term of ten (10) years.

7.2  Should either party commit any material breach or default of any term, condition or obligation of this Agreement, and fail, refuse or neglect to remedy the same within thirty (30) days after receiving written notice from the other party to do so, or fail to initiate and diligently pursue action to correct such breach or default within such thirty (30) day period then the other party shall be entitled, but not obligated, to terminate this Agreement without prejudice to the rights that such other party may have.  Any such early termination shall be subject to Section 3.2(c) of this Agreement.

7.3  Any waiver by either party of a breach of any term or condition of this Agreement shall not be construed as a waiver of the same or any other term or condition hereof.

7.4  Either party may terminate this Agreement effective immediately with written notice if the other party shall file for bankruptcy, shall be adjudicated bankrupt, shall take advantage of applicable solvency laws, shall make an assignment for the benefit of creditors, shall be dissolved or shall have a receiver appointed for its property.

8.     INDEMNITIES

8.1  Avalanche shall indemnify, defend and hold Norse harmless from and against any and all liabilities, claims, demands, damages, cost, expense and money judgements incurred by or rendered against Norse as a result of claims by third parties, (each a “Claim”) which arise at any time out of any claim of patent, copyright or trademark infringement, or the violation of any other proprietary rights of any third party arising out of the use or sale of the Cartridges, provided that Avalanche receives reasonable notice of any such Claim and is afforded the opportunity to defend against it.

8.2  Norse shall indemnify, defend and hold Avalanche harmless from and against any and all liabilities, claims, demands, damages, cost, expense and money judgments incurred by or rendered against Avalanche as a result of claims by third parties, (each a “Claim”) which arise at any time out of : (i) the manufacture, use, filling or sale of the Cartridges;  (ii) personal or property damage arising out of the use of the Cartridges; or (iii) the breach of any warranties of merchantability or fitness for purpose or the material breach of any of the other provisions of this Agreement by Norse, provided that Norse receives reasonable notice of any such Claim and is afforded the opportunity to defend against it.

9.     INSURANCE

Norse shall obtain and maintain during the term of this Agreement comprehensive liability insurance, including product liability coverage, in an amount of not less than $10,000,000.00 combined single limits of liability of product liability, bodily injury and/or property damage.  Norse shall promptly provide Avalanche with a certificate of insurance evidencing such coverage, naming Avalanche as an additional insured there under, and providing that such coverage may not be cancelled or modified without thirty (30) days prior written notice to Norse.

10.     CONFIDENTIALITY

The terms, conditions and exclusions of the Mutual Confidential Disclosure Agreement entered into by the parties on May 28, 2004 shall apply to information and materials considered to be confidential which is disclosed by the parties to each other during the performance of this Agreement.

11.     OTHER PROVISIONS

11.1  This Agreement shall be governed by and construed according to the laws of the State of California and venue for any action shall be in Placer County.  If any portions of this Agreement are determined by any court to be unenforceable, such portions shall be deleted and all other terms and conditions of this Agreement shall remain in full force and effect.

11.2  Avalanche will not assign, convey, or transfer this Agreement, nor assign any rights or obligations there under until its obligation under Section 5.3 of this Agreement is fulfilled, without the written consent of Norse.  Thereafter, Avalanche shall have the right to assign, convey or transfer this Agreement or any interest therein or assign any rights or obligations hereunder upon such terms and conditions as Avalanche in its sole discretion determines.

11.3  Neither party shall be liable to the other for its failure to perform under this Agreement when such failure is caused by labor troubles, fire, flood, war, shortage of materials, governmental orders or regulations, acts of God, or any other cause beyond the control of the party charged with performance; provided that the party so unable to perform shall promptly advise the other party of the extent of its inability to perform.  Any suspension of performance by reason of this Article shall be limited to the period during which such cause of failure exists.

11.4  The parties hereto shall at all times be independent contractors, and neither shall have the right to act as the agent of the other in any manner.  This Agreement shall in no way constitute or give rise to a partnership, agency, or joint venture between the parties.

11.5  Any notices or other communications required hereunder shall be in writing and shall be deemed to be properly given when deposited in the mails for transmittal by certified or registered mail, postage prepaid to the parties at their addresses appearing above, or to such other addresses as the parties may from time to time designate in writing.

11.6  The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations between senior executives of the parties who have authority to settle the controversy or claim.  If the matter has not been resolved within sixty days of the disputing party’s notice, or if the party receiving such notice will not meet within thirty days, either party may initiate mediation of the controversy or claim in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.  If the matter has not been resolved pursuant to such mediation procedure within sixty days of the initiation of such procedure, or if either party will not participate in a mediation, the controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

11.7  If any legal action or arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

11.8  Avalanche and/or its affiliated companies have the exclusive right to use all trademarks and trade names that are or may be used on or in association with the Cartridges manufactured and sold by Norse to Dairies pursuant to this Agreement.  Norse agrees that it will not use or caused to be used any of these trademarks or trade names except in the manufacture and sale of Cartridges to Avalanche or its designee pursuant to this Agreement.

11.9  This Agreement, together with the Mutual Confidentiality Agreement of May 28, 2004 and the instruments identified in paragraph 3.1 (a), (b) and (c) above, embody the entire agreement of the parties with respect to the subject matter hereof.  There are no promises, terms, conditions or obligations other than those contained herein.  No modification of this Agreement or any of its terms or conditions shall be effective unless in writing and signed by the duly authorized representatives of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement.

AVALANCHE PRODUCTS, INC.

NORSE DAIRY SYSTEMS, LLC

By: /s/ James R. Wheeler

By: /s/ Gunther M. Brinkman

James R. Wheeler, President

Gunther M. Brinkman, Vice President, Marketing

Date: __________________________

Date: _______________________

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